Exhibit 10.2

August 10, 2013

Steve Clifton

c/o Health Management Associates

5811 Pelican Bay Blvd, Suite 500

Naples, Florida 34108

Re:	Retention Bonus

Dear Steve,

I am pleased to notify you that in consideration of your past and continuing service to Health Management Associates, Inc. (the “Company”), the Board of Directors of the Company has awarded you a retention bonus of $450,000 (the “Retention Bonus”).

In recognition of your sustained commitment and dedication to the Company during a period of change in control of the Company:

(1) fifty percent (50%) of the Retention Bonus will be paid to you within five (5) business days of the date of this letter;

(2) forty percent (40%) of the Retention Bonus will be paid to you on or before December 31, 2013; and

(3) except as otherwise provided below, ten percent (10%) of the Retention Bonus will be payable upon the consummation of a Change in Control (as defined in Exhibit A), subject to your continued employment with the Company through the date the Change in Control is consummated. In the event that your employment with the Company is terminated by the Company without Cause, any unpaid portion of the Retention Bonus will become immediately payable to you.

The Retention Bonus is payable in cash, less applicable tax withholdings. The Retention Bonus is in addition to any payments and benefits that you may be entitled to pursuant to other plans, programs and agreements, including the Company’s Executive Change in Control Retention Bonus and Severance Benefit Plan.

Capitalized terms used but not otherwise defined herein have the meanings set forth in Exhibit A attached hereto.

Very truly yours

Name:
Title: